EXHIBIT 10.56

EMPLOYMENT CONTRACT

TO UNDETERMINED DURATION

ENTER
BRADY GROUPE S.A.S., a public limited company, registered in the Trade and Companies Register of Roubaix - Tourcoing whose head office is located in RONCQ (59436), represented by Mr. Thomas FELMER, in his capacity as Senior VP & CFO, Brady Corporation, (Hereinafter referred to as the "Company"), firstly,
AND
Mr. Pascal DEMAN, born May 09, 1965 in Oostende (Belgium), of Belgium nationality.
(Hereinafter called "the Employee")
On the other hand.
It is previously recalled that this employment contract, like any employment contract, must favor the permanent adaptation of the needs of the entrepreneurial aspirations of its collaborators.
It is for this reason that particular care is taken in this agreement to define the substantive clauses and the naturally evolving provisions.
It is specified that this contract is governed by French law.

BEFORE IT HAS BEEN EXPOSED, IT IS AGREED AS FOLLOWS:

Article 1: Object
From September 4, 2014, Mr. Pascal Deman will exercise the functions of Vice President Marketing EMEA, Executive status, level X, step 1.
The employment contract is concluded for an indefinite period.
The Employment Contract will be subject to the provisions of the Collective Agreement applicable to the Company, that is, on the date of signature of these presents, the National Collective Agreement Wholesale stores.
The employee declares to be free of any commitment and specifies in particular that he is not subject to any non-competition clause resulting from a previous contract, such as to hinder presented.

Article 2 - Powers and Functions
In his capacity as Vice President Marketing EMEA, the employee will be responsible for the missions entrusted to him by the managers of the Brady Group, to whom he will have to report on his activity.
The detail of the functions of the Salary necessarily evolving because related to the subjects of the company, will be specified to him as much as necessary by his hierarchical superior.
These functions may be subject to any modifications deemed useful by the General Management, which will be notified to it by any means of communication, while respecting the substantial nature of the qualification and the function.

Article 3 - Place of Work and Mobility
1. The usual place of work of the Employee is fixed at the following address:
BRADY GROUPE S.A.S., 45 Avenue de l'Europe, 59436 RONCQ Cedex, France

In the event of needs justified in particular by the nature of its functions, the evolution of its activities or its organization and more generally for the good running of the company, the Company reserves the right to temporarily or definitively transfer the Employee:
In any of its current or future establishments located in France; Inside the Europe geographic perimeter.
In the event of implementation of this clause, the employee will be informed twelve weeks before his effective assignment in his new place of work.
It is also expressly agreed that such a modification of the workplace does not constitute a modification of his employment contract.
The nature of the Salary's duties implies the need for national and international travel.
2. More particularly, the parties acknowledge that the possibility of transferring the employee to Belgium is more likely, as these have already provided for contractual modifications as a result.
For this reason, the parties agree that the annexed beige law contract (Arbeidsovereenkomst van onbepaalde duur voor bedienden) to this contract constitutes mutual commitment for any contractual relationship resulting from a transfer within an entity of the Brady group in Belgium.

Article 4 - Trial Period and Seniority
This contract will not give rise to any trial period.
Indeed, he specifies that the Employee having already exerted many years within Brady SAS, his seniority will be resumed from the date of his first hiring, namely January 8, 1998. The parties agree, however, that the period from July 31, 2012 to February 1, 2014 during which the employee was in the service of another employer will be excluded from this seniority.

Article 5 - Duration of Work
Article 2 of Title 2 of the agreement of January 30, 2006 relating to the reduction of the working time (RTT) of the Executives provides, for the professional category of the Employee whose working time cannot be fixed with precision, the calculation hours of work according to an annual lump sum agreement expressed in days, that is to say 218 days without a timetable reference.
Consequently, the Employee will benefit from 11 days of RTT rest per full calendar year of activity.
Within this annual fixed rate, the Employee will have control over the organization of his time at work to exercise his function in consideration of the responsibilities entrusted to him. The employee also undertakes to respect a daily rest of at least 11 consecutive hours.
RTT days cannot be repeated and accumulated from one year to the next.

Article 6 - Remuneration
In return for his salaried activity, the Employee will receive a fixed annual gross fixed remuneration of €178,613.
In addition to the fixed compensation referred to above, Mr. Pascal Deman may receive variable compensation in an amount corresponding to 50% of his annual compensation (hereinafter called “Remuneration Variable”) calculated as follows:
RV = P1 - PL
OR:
RV = the Variable Remuneration;
P1 = a maximum bonus of 50% of the gross annual remuneration fixed according to the performance of the Brady group during the reference year, calculated according to the Bonus Plan applicable to the Employee.
PL = the legal participation of Mr. Pascal Deman for the reference exercise.
It is agreed that the bonus corresponding to P1 may be reviewed and modified each year unilaterally by the Company.

The Variable Remuneration of Mr. Pascal Deman cannot be negative, even if P1 is zero.
In the event of departure during the year, Mr. Pascal Deman may not claim any pro rata temporis payment of the premium referred to above (P1).

Article 7 - Reimbursement of Professional Expenses
The expenses occasioned by the travels of the Employee (travel expenses, subsistence expenses) will be reimbursed to him monthly by the Company on presentation of expense reports, on the express conditions that these are accompanied by supporting documents and corresponding activity reports and that these costs remain within the limits defined by the officers of the Company.
These reimbursements of costs cannot in any case be considered as a fraction of the salary of the employee.

Article 8 - Paid Leave
The employee will benefit from annual paid vacation in accordance with the legal and contractual provisions in force.
The period of paid leave will be determined in agreement with the Company, taking into account the needs of the Company.
Holidays cannot be carried over and accumulated from one year to the next.

Article 9 - Illness or Accident
Absences resulting from an illness or accident must be justified by sending the Company a medical certificate by the Employee within 48 hours of his absence, except in cases of force majeure. This justification must be renewed, within the same terms and conditions, if the doctor decides to extend the absence.
It is specified that the employer reserves the right to have a counter-visit carried out by a doctor of his choice.

Article 10 - Obligations of the Employee
The Employee undertakes to comply with the instructions emanating from the leaders of the Company and its hierarchical superiors and to comply with the internal discipline of the Company.
To constantly maintain the professional qualification of the Employee at a level adequate to his duties, the Company may ask him to perform, at the head office of the Company or any other place, internships and / or technical and / or commercial training. The costs of these internships and / or training will be borne by the Company.
The Employee undertakes to observe the internal regulations of the Company which were given to it at the same time as these, and of which the Employee acknowledges having read.
The Employee must inform the Company without delay of any changes which would occur in the information that he communicated when he was hired (address, marital status, etc.).
The employee undertakes to provide all the elements necessary to constitute his file, in particular copies of diplomas.
The employee also undertakes to undergo the medical visits to which he will be summoned.
It is also recalled that the employee is bound to respect the internal rules of the company.

Article 11 - Exclusivity
The Employee undertakes to devote all of its working time and all of its efforts to the exclusive benefit of the Company. He may not therefore exercise any other professional activity during the term of the Employment Contract, unless by prior, express and written agreement of the Company.

Article 12 - Confidentiality
The employee is held to the strictest application of professional secrecy both within the Company and with regard to all third parties.
During the execution of the Employment Contract and for a period of three years from the effective termination of the Employment Contract, and for whatever reason, The Worker is bound, regardless of an obligation of general reserve and professional secrecy, to absolute discretion on all the facts tooth he could have knowledge, because of his functions or his membership in the Company and which relate so much to the management, the patrimony of the Company and the functioning of the latter, as its situation, its relations with customers and all its projects.
The Employee may not, during the duration of the Employment Contract, give, procure and / or supply, in any way whatsoever, to a natural or legal person, the name or the contact details of any of the Company's business partners and / or customers of the Company, as well as any professional secrets and / or confidential information concerning the activities of the Company, its customers and / or members of its staff, except with the prior, express and written authorization of the officers of the Company.

Article 13 - Compulsory Social Security and Mutual Insurance
Throughout the duration of the Employment Contract, the Employee will benefit from the collective social cover of the Company and Group Insurance which it considers applicable.

Article 14 - Tax Assistance
The employee will benefit from assistance with these tax declarations until December 31, 2015.

Article 15 - Return of Company Property
In the event of breach or suspension of this contract for any reason whatsoever (resignation, dismissal, retirement, sick leave, etc.), the employee will remit to the Company, no later than the day of its effective departure and whatever the duration of this contract, all objects and documents, which could have been given to it during the exercise of its functions.
This contract has been drawn up in two copies and one has been given to the employee.

Executed in Roncq, September 4, 2014.
/s/ PASCAL DEMAN
Pascal Deman

BRADY CORPORATION

/s/ THOMAS FELMER
Its Authorized Representative